Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                        Contact:
                                                        Robert B. Lewis
                                                        (203) 406-3160


                   SILGAN HOLDINGS DECLARES QUARTERLY DIVIDEND


STAMFORD, CT, November 2, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that its Board of Directors has declared a quarterly cash dividend on its common stock. The Board of Directors approved a $0.12 per share quarterly cash dividend, payable on December 15, 2006 to the holders of record of common stock of the Company on December 1, 2006.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual pro forma net sales of approximately $2.8 billion in 2005. Silgan operates 64 manufacturing facilities in the U.S., Canada and Europe. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading supplier of metal, composite and plastic vacuum closures for food and beverage products in North America and Europe.

                                      * * *